Purchase Agreement

                                     between

         Siemens AG, ICN VD SV 8, Richard-Strauss-Str. 76, 81679 Munich

              o hereinafter referred to as "Siemens" or "Supplier"-

                                       and

      CompleTel Deutschland GmbH, Maximilianstra(beta)e 35 a, 80539 Munich

             - hereinafter referred to as "CompleTel" or "Customer"-


   - Siemens and CompleTel hereinafter together referred to as the "Parties"-




         PREAMBLE

         Siemens and CompleTel have entered into negotiations to conclude a long-form Framework Agreement ("Framework Agreement") on the purchase, delivery, installation, the putting into operation, operation, the maintenance and servicing of telecommunication equipment and infrastructure.

         A direct conclusion of said negotiations is not foreseeable, however, since CompleTel is in urgent need of Equipment because of the timing with regard to the development of a telecommunication infrastructure, the Parties agree as follows:

1.       SCOPE OF THE AGREEMENT

1.1 CompleTel has the right, but no obligation to purchase at least 4 so-called switches of the EWSD technology at the prices identified in
         Exhibit 2 and with the configuration identified in Exhibit 3 (hereinafter referred to as "Switches") based on individual orders to be submitted by CompleTel.

1.2 The purchase of the Switches shall be exclusively governed by the provisions of this Agreement.

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                                       2

1.3 Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in Exhibit 1 attached hereto.

1.4 The Customer shall have the right to acquire a license to, and the Supplier shall be obligated to license to the Customer, the Software to the extent and as provided in this Agreement. The Supplier shall make available to the Customer for license under this Agreement all Software Supplier generally makes available to Supplier's Customers at the time of an Order or within 6 months thereafter.

1.5 Nothing in this agreement shall constitute a precedent with regard to the negotiations on the Framework Agreement.

2.       CONCLUSION OF A FRAMEWORK AGREEMENT

2.1 Upon execution of the contemplated long-form framework agreement ("Framework Agreement") and an arrangement for the financing of the purchase of corresponding Equipment ("Financing Arrangement"), such Framework Agreement and Financing Arrangement shall replace this Agreement and any financing with regard to this Agreement with regards to the Switches, e.g. the Switches will be treated as if they had been purchased after the execution of and under the Framework Agreement and as if they were subject to the Financing Arrangement from the beginning.

2.2 Should the Parties not reach an agreement on the execution of (a) a Framework Agreement and (b) a Financing Arrangement by August 20, 1999, the rights and obligations of the Parties with regard to the Switches shall be exclusively determined by this Purchase Agreement. In this event CompleTel is entitled to a partial rescission of this Purchase Agreement with regard to each individual Switch or of this entire Purchase Agreement. In the event of a declaration of a rescission, Siemens is entitled to a payment of 30% of the order price with respect to the Equipment in question. Previous down payments made by CompleTel shall be calculated in. No further claims shall incur to the Parties.

3.       ORDERING

3.1 Orders. All purchases of Equipment, Documentation and Services, and licensing of Software, by the Customer pursuant to this Agreement shall be made by means of one or more purchase orders (each an "Order" or collectively "Orders" as the context may require) issued from time to time by the Customer in writing. Each Order shall set forth in reasonable detail:

         (a)      The Order number and date of issuance:

         (b) The Equipment, Software and Services ordered, including the applicable price therefor (either by reference to the price list attached as Exhibit 2 or otherwise) and any applicable discounts (the "Price");

         (c) Requested place of delivery (the "Destination" and, if different than the Destination, the Site for installation;

         (d) Each Subsystem, System and Group of Assets, if different, included in such Order and the interconnections required;

         (e) The Project Schedule, which shall specify the requested delivery date, the scheduled Site Readiness Date and the Target Acceptance Date for each Subsystem, System and Group of Assets covered by such Order;

         (f) If Equipment is being ordered, whether the Supplier is to (i) furnish the Equipment without engineering or installation Services ("FO Orders"), (ii) furnish the Equipment with engineering Services only ("E&F Orders"), (iii) furnish the Equipment with installation Services only ("F&I Orders") or
                  (iv) furnish the Equipment with engineering and installation services ("EF&I Orders");

         (g) With respect to each E&F Order, F&I Order and EF&I Order, the specific engineering and installation Services to be performed by the Supplier;

         (h) All applicable requirements regarding Commissioning testing and procedures, including, if applicable, any changes or additions to the tests and procedures set forth in Exhibit 4; and

         (i) Other appropriate information as may be mutually agreed by the Parties.

         Any order that amounts to a value over DM 100.000,- requires the joint approval of CompleTel's Managing Director and CompleTel's chief technology officer (Rick Clevenger) or his designate in order to be valid.

3.2 Supplier Assistance in Ordering. If Customer desires the assistance of Supplier in determining what Equipment, Software or Services are required for a System, Subsystem or Group of Assets, Customer shall submit to Supplier the information necessary for the furnishing by Supplier of a proposal. Supplier shall, within 30 days thereafter, generate a proposal, which proposal shall include documents corresponding to separate Exhibits Proposals submitted by Supplier pursuant to this Section 3.2 may be accepted by Customer, in whole or in part, by Customer's issuance of an Order referencing or incorporating such proposal. If Customer rejects a proposal for Services submitted by Supplier under this Section 3.2, Customer may elect to perform such Services itself or by a third party on its behalf in which event Supplier shall have no responsibility for such Services. In performing such Services or in having such Services performed by a third party on its behalf, the Customer shall not violate Siemens' intellectual property rights and shall not exploit Siemens' information (see Section 16).

3.3      Acceptance of Order by the Supplier.

3.3.1 Immediately upon receipt of an order, the Customer shall receive from the Supplier a written order confirmation. Subsequently, the Supplier will issue a System Sheet on the objects covered by the individual agreement. Deviations from the order shall be identified separately and require an immediate written confirmation of the Customer in order to be binding.

3.3.2 If the Customer submits an Order with Delivery Times that are shorter than the Delivery Times set forth in Section 6.1, the Supplier shall use commercially reasonable efforts to accommodate the Delivery Times set forth in such Order, and shall, within 7 Working Days, indicate in writing to the Customer whether such shortened Delivery Times are acceptable. If such shortened Delivery Times are unacceptable, the Delivery Times set forth in Section 6.1 shall apply.

3.4      Form of Orders.

3.4.1 Any Order issued by the Customer during the Term of this Agreement shall be deemed to have been issued pursuant to this Agreement and shall be governed by the terms and conditions of this Agreement, unless the Parties expressly agree to the contrary in writing.

3.4.2 The Customer should use the order form identified in Exhibit 5. No preprinted form or condition of an Order shall be binding upon the Supplier.

3.5      Change Orders.

3.5.1 Except as set forth below, any change to an Order, shall be negotiated by the Parties in good faith and shall be mutually agreed upon and subsequently detailed in a written change to the Order ("Change Order"), referencing the original Order and signed by authorized representatives of the Customer and the Supplier.

3.5.2 The Customer may change the Destination or Site within the Country by an Order Notice to the Supplier at least 12 Working Days prior to the scheduled delivery or installation date. Changes to the Destination or Installation within the Country shall not result in any adjustment to price or delivery date.

4.       CO-OPERATION BETWEEN THE PARTIES

         The Parties, shall for the sake of an efficient co-operation nominate skilled responsible employees which render the information required from the implementation of this Agreement and who either pass decisions or have decisions passed. If the contract persons of one Contractual Party change, this will be communicated to the other Contractual Party without delay. As central contract persons, the following persons are nominated:

                  For the Customer:

                  Operation Management                        Mr. Heydtmann
         `        Purchasing                                  Mr. Hulm
                  Technique                                   Mr. Hulm
                  Commercial Tasks                            Mr. Rieder

         Furthermore, the Customer will appoint responsible persons of contact for special projects, respectively locations.

                  For the Supplier:

                  Operation Management
                  and Co-ordination                           Mr. Schwanke
                  Sales Tasks                                 Mr. Moosmuller
                  Technique                                   Mr. Rein
                  Commercial and Business
                  Economic Issues                             Mr. Averesch

5.       PRICES

5.1      General.

5.1.1 The prices, fees and discount schedules for Equipment, Software, Documentation and Services are set forth on Exhibit 2.

          Prices are fixed for a period of 6 months counting from the day of the execution of the Agreement. After expiration of this period, prices may be adapted to the prevailing market situation. The requested price adaptation must be communicated to a Party at least 30 Working Days prior to the expiration of the period in writing. Subsequently the Parties shall enter into constructive negotiations. Should the Parties not reach an agreement, the attempt shall be made without delay to reach an agreement at management level. Should the Parties not reach and agreement within a period of 30 Working Days counting from the receipt of the request pursuant to this Agreement, either party may terminate this Agreement in its entirety or with regard to the individual technologies with immediate effect. Until the termination takes effect, the agreed prices will apply. Their termination has to be declared within 14 days. Should no request or adaptation of prices be made in time, the fixed prices shall continue to apply for another 6 months. The agreed prices shall expire, at the latest, upon termination of this Agreement.

5.1.2 Prices for Equipment, Software, Documentation and Services not set forth in Exhibit 2 shall be mutually agreed between the Parties in writing.

5.2 Prices Inclusive. To the extent Supplier's Specifications Exhibit 3 include the use of software pursuant to Section 12, the unit prices for such Equipment include use of such Software and as many complete sets of all manuals and Documentation as set forth in Section 8 (except as otherwise provided herein, in an Exhibit hereto or in any Conforming Order). The Supplier warrants that the Documentation, in conjunction with training in accordance with Exhibit 6, is all that is reasonably necessary to use, maintain and operate the Equipment, Software and Systems sold or licensed to the Customer pursuant to this Agreement.

5.3 Freight. All prices for Equipment and Software set forth in Exhibit 2 are, and all prices for Equipment or Software to be charged in the future shall be Delivered Duty Paid, VAT unpaid at named place of Destination in the Country ("DDP (Destination)").

5.4 Insurance. The Supplier will pay for all insurance costs associated with shipment of the Equipment and Software to the Destination in the Country specified in the applicable Order or a Change Order made in accordance with Section 3.5.

5.5 Taxes. Prices and charges for any Equipment, Software and/or Services set forth in Exhibit 2 do not Include Value Added Tax or sales tax, which if applicable will be identified separately on the invoice and payable by the Customer as an addition to the Price.

5.6      Volume Discount.  The volume discounts for EWSD are set forth in
         Exhibit 2.

6.       DELIVERY

6.1 Delivery. Siemens shall deliver the Switches within the Delivery Times that were mutually agreed to by the Parties in writing to the sites identified in the order form and shall put them in a ready for operation state.

         Unless otherwise determined in an individual agreement, the following regular Delivery Time apply:

                  EWSD delivery between 8 - 12 weeks

         counting from the receipt of the respective order confirmation by the Customer respectively receipt of the counter-confirmation by the Supplier. The Delivery Times are met if the Supplier delivers Ready For Acceptance Statement to the Customer within the Delivery Times. Any delay caused by the necessity for performing an loTW test by Deutsche Telekom AG or any other carrier (see Exhibit 4) shall not be calculated in the period as set forth herein above.

6.2      Title

6.2.1 The delivered Equipment or Software ("Objects") (retention of title goods) remain the property of the Supplier until fulfillment of all payment obligations of the Customer from the individual contract, in particular the purchase price, payment obligation and ancillary obligations.

6.2.2 During the retention of the title, the Customer may not pledge or grant a security title in the objects and any onward sale by re-sellers in the ordinary course of business is only permitted under the condition that the re-seller receives payment from his customer or makes the reservation that title shall only pass to the customer once the customer's payment obligation has been fulfilled.

6.2.3 In the event of an attachment, seizure or other disposition or act of a third party, the Customer shall inform the Supplier immediately.

6.2.4 In the event of any guilty violation of a payment obligation by the Customer, the Supplier, after having sent a reminder setting a final period of 8 days, is entitled to claim the purchased object back; the Customer is obligated to release the Objects. The reclaim of the Objects, respectively the claiming of the retention of title, or the attachment of the purchased objects by the Supplier shall not be considered a rescission of the Agreement unless the Supplier expressly states this.

6.3 Spares. The Supplier shall maintain in its warehouse, at no charge to the Customer a one-month's supply of the greater of (a) the Supplier's recommended level of spares for the Equipment and the component parts thereof previously ordered by the Customer, and (b) the one-month average of the quantity of Equipment and the component parts thereof ordered by the Customer in the immediately preceding four months. This shall not apply to third party products.

6.5 Time is of the Essence. Regarding delivery of the EWSD-Equipment, time of performance is of the essence and is a substantial and material term hereof. In the event of a delay in the performance of the Supplier's obligations hereunder (other than as a result of a Change Order causing such delay), the Supplier shall use reasonable endeavors to minimize or cure the delays at the Supplier's cost. In the event of a delay in the delivery of Equipment or Software which is the subject of a Order beyond the delivery date specified in such Order therefor, and such delay is not excused under the provisions of Section 19, upon the Customer's request shipment of the delayed Equipment or Software when ready to ship shall be made specifying priority transportation at the Supplier's sole cost.

7.       PAYMENT

7.1 Currency. All prices and fees shall be stated, all invoices shall be issued, and all payments shall be made, in German Marks or Euro. The Customer shall have the right to elect at the time of the invoice, that the prices and fees shall be stated, all invoices shall be issued, and all payments shall be made, in EURO.

7.2 Invoices. The Supplier shall invoice the Customer for Equipment, Software and Documentation for the appropriate amounts and at the appropriate times in accordance with Section 7.3 as applicable. The Supplier shall invoice the Customer for Services as set forth in
         Section 7.4 or 7.5, as applicable. Each invoice shall specify whether it is partial or final. No preprinted term or condition of any invoice shall be binding upon the Customer. Payments shall be due 30 days from receipt of invoice (assuming invoices were given in accordance with the applicable provisions of this Section 7). All payments have to be made to a bank account of the Supplier and shall be payable without any deductions.

7.3      Equipment/Software

         The Customer will pay the purchase prices pursuant to Exhibit 2 after receipt of an invoice by Siemens in the following partial amounts at the following points in time:

         a)       Upon order
                  (receipt of a confirmation of the
                   order from Siemens)                 30% of purchase price

         b)       Upon delivery                        35% of purchase price

         c)       Upon acceptances                     35% of purchase price

7.4 First Line Maintenance Services. The Parties will enter at a later point in time into an agreement according to which Siemens will provide first line maintenance services with regard to the Equipment and the Software ("Service Agreement"). This Service Agreement shall be attached as Exhibit 7 to this Agreement. The Supplier shall invoice the Customer for First Line Maintenance Services with regard to EWSD in accordance with the procedures set forth in Exhibit 7.

7.5 The purchase price, installation price and other prices not to be continuously paid are due and payable up to an order volume of up to DM 100,000 immediately after the performance of the supply or Service and receipt of a Supplier invoice by the Customer.

7.6 Payment Not Acceptance. Any payments by the Customer in accordance with this Agreement shall not constitute Acceptance.

7.7 Disputes as to Invoices. The Customer is not required to pay invoiced amounts that the Customer disputes until such dispute is resolved, provided the Customer notifies the Supplier in writing of such dispute prior to 1 week after receiving such invoice. Once such dispute is resolved, the Customer shall pay such invoice within 1 week following the resolution of such dispute, however, not earlier than determined in
         Section 7.2, sentence 5. The Supplier shall continue to provide Equipment, Documentation, Software and Services without interruption in the event of disputes concerning payment or other provisions of this Agreement for a period of at least 25 calendar days counting from the receipt of the Customer's written notification pursuant to the first sentence hereof by the Supplier.

7.8 Interest rate. Due payments shall bear interest payable by the Customer in an amount of 5% annually to the Supplier as of the 10th Working Day following the due date quoted in the invoice.

8.       TECHNICAL SPECIFICATIONS

8.1 Specifications. The Supplier's Specifications in Exhibit 3, including drawings relating to Equipment and Software ordered, and including the EWSD Technical Specifications and the Product Descriptions are hereby made a part of this Agreement for the purposes of each Order.

8.2 Drawings. The Supplier shall provide, as requested by the Customer and at no charge, any applicable drawings and updates thereof concerning the delivered Equipment ("Drawings"). The Supplier shall also provide, at no charge, and on an ongoing basis, a current index of all Drawings, showing latest issue number, as well as complete descriptive information. If the Customer requires up to two additional sets of the Supplier's manuals and documentation and Drawings and Index (all in hardware), said documents shall be made available to the Customer at no charge. The Supplier shall provide with each Order current applicable Drawings in the type of media as specified by the Customer and as available to the Supplier. Such drawings shall be delivered to the Destination specified in the applicable Order.

8.3 Site Preparation Specifications. The Supplier shall promptly furnish for each Order, standard site preparation Specifications, if applicable, in such detail to ensure that Equipment can be properly installed. The Customer shall prepare the Site at its own expense. If any alterations or modifications are required in site preparation which are attributable to either Parties incomplete or erroneous Specifications, such alterations or modifications shall be made at the cost of the party causing such alterations or modifications.

9        CUSTOMER'S AND SUPPLIER'S OBLIGATIONS

9.1 Customer's Obligations. In order to enable the Supplier to perform the Supplier's obligations pursuant to Orders, the Customer agrees to fulfill any of its obligations specified hereinafter.

9.1.1 The Customer shall provide the Supplier with a Site which is Site Ready for installation on or before the date specified in the Project
          Schedule included in the applicable Order; provided, however, if the Site is not Site Ready on the Scheduled Site Readiness Date then the Supplier shall have the right to request an extension of the related Delivery Time as set forth in section 6.1 on a day-for-day basis that the Site Readiness Date is delayed beyond its Scheduled Site Readiness Date. Failure of the Customer to meet the Site Readiness Date shall result in the rights described in this Section 9.1.1, but shall not constitute a breach of this Agreement by the Customer or give rise to any other rights or claims by the Supplier. However, the Customer shall indemnify the Supplier for his additional costs for transportation, storage, insurance, etc. that are caused because of said Customer's failure.

9.1.2 As long as the Supplier is obligated to service under a Service Agreement (Exhibit _) and complies with its obligations, the Customer shall only have the Supplier's tasks performed by the Supplier or with the Supplier's consent. Should the Supplier not fulfil its obligations under said Service Agreement, in accordance with the contractual regulations the Customer may, after the setting of a final deadline in writing which may be included in a reminder have the delayed services performed at the cost of the Supplier.

9.1.3 The Customer shall realise the operational statuses required for the performance of services, shall provide the required free access, and shall make available to the Supplier, without any additional charge, the following:

- Documentation and information (e.g. Documentation of the system, memory dumps, diagnosis information or related system configuration),
- communication connection to the public PSTN in the vicinity of the Equipment and the technically required transmission equipment,
- data carriers with the version of the system programs with data base and system parameters,
- ancillary equipment such as ladders or scaffolds with required operating staff and upon request of the Supplier
- the additional second person required for purposes of accident prevention.

9.1.4 As a prerequisite for an orderly performance of the Supplier, the Customer shall make available adequate installation space with electric current. Upon request, the Supplier will advise the Customer about approvals to be obtained by the Customer and in the choice of the auxiliary means to be obtained by the Customer.

9.1.5 Five Working Days prior to the commencement of the installation/putting into operation, the Supplier must have received a written declaration of the Customer that the space for the installation of the object is prepared in line with the requirements set forth by the provisions of the agreed project plan. The Customer guarantees the Supplier unrestricted access to all premises to the extent this is required for an orderly performance.

9.2      Supplier's Obligations.

9.2.1 The Supplier shall, at no additional charge, package Equipment and Software in a suitable manner in accordance with all applicable laws and regulations and provide protection against damage during shipment and handling. All Equipment and Software shall be shipped DDP (Destination).

9.2.2 To the extent that it does not conflict with any non disclosure or confidentiality agreements previously entered into with any third parties, the Supplier agrees, at no charge to the Customer, (i) to provide the Customer with reasonably available Market Data for Business Case Modeling for, and (ii) to his discretion to assist the Customer in acquiring interconnect access with any local telecommunications providers with which the Supplier (or any of its Affiliates) has a relationship.

9.2.3 Provided that Sites are ready for Installation and Commissioning and Operation of Equipment, the Supplier shall furnish at its own cost and expense all labor, supervision, machinery, tools, equipment, fuel, materials, expendable supplies, transportation licenses (other than those as set forth in Section 6 German Telecommunication Act) and permits as necessary to operate the Equipment, bonds, and all other items that may be required or appropriate in the procurement of Systems, Equipment or Software, except the Customer's operating licenses.

9.2.4 The Supplier will upon the reasonable request of the Customer provide the Customer with reports containing information requested by the Customer, which include: (i) a list and description of all Equipment, Software, Documentation and Services Ordered by the Customer during a particular period; (ii) the prices therefor and (iii) a statement as to which such Orders have been performed and which are pending; and a statement as to the status of all pending Orders.

9.25 The Supplier shall supply all future updates, revisions and corrections of Documentation necessary for the Customer's use of all Systems, Equipment and Software in the German language and as needed and commercially available in English. Reproductions and translations of Documentation shall include copyright to similar proprietary notices. Upon Customer's request the Supplier shall provide Documentation in hard copy, by CD-ROM or other reasonably available technology.

9.2.6 The Supplier shall service the purchased objects during the term of a Service Agreement pursuant to Exhibit 7.

9.2.7 To the extent the storage or other processing of personal data is required for and/or within the scope of the activities to be performed by the Supplier vis-a-vis the Customer, the Supplier is obligated to comply with the statutory provisions respectively with the directions given by the Customer and to implement the required technical and organisational measures to secure the data against misuse and disclosure to unauthorised third parties. These obligations remain in force after expiration of the Agreement.

10.      ACCEPTANCE

10.1 Definition of Acceptance. "Acceptance" shall mean, with respect to a System, Subsystem, Group of Assets or any item of Equipment or Software, that such System, Subsystem, Group of Assets or item of Equipment or Software, as the case may be, (i) meets each of the Specifications, (ii) has successfully completed Commissioning in accordance with Exhibit4 (as it may be modified pursuant to Section 10.2) if the Supplier performs Installation Services, (iii) meets all requirements of this Agreement and any Order accepted under this Agreement in accordance with Section 3, and (iv) has been put In-Service, in each case in accordance with this Section 10, and the Parties have signed an Acceptance Certificate in accordance with
         Section 10.3.

10.2 Tests and Procedures. Exhibit 4 is a detailed description of the tests and procedures to be performed to ensure that all applicable Equipment, Software, Systems and Subsystems meet each of the Specifications. The Customer and the Supplier recognize that such tests and procedures (i) may be modified or supplemented, if applicable, by the reasonable request of the Customer in the Project Schedule Included in an Order, or otherwise by mutual agreement of the Parties hereto, and (ii) may require updating from time to time but requests for such updating shall not be made later than 10 Working Days before Commissioning tests are scheduled to commence; and the Parties hereto agree to work in good faith to agree upon any update or modification prior to the commencement of Commissioning tests after a reasonable request for an update or modification is made by either party.

10.3 Certificate of Test Results; Non-Acceptance. The Supplier shall notify the Customer as soon as it knows, but at least 10 calendar days before the date on which Commissioning (as agreed pursuant to Section 10.2) will be conducted with respect to any System, Subsystem, Group of Assets or item of Equipment or Software. The Supplier and the Customer (or the Customer's nominee) shall jointly conduct the Commissioning tests. This joint conduct of the Commissioning tests shall occur within 10 Working Days after Ready for Acceptance Statement.

10.3.1 If any System, Subsystem, Group of Assets or item of Equipment or Software does not meet each of the applicable Specifications, fails to pass all Commissioning tests or otherwise does not fulfill the applicable criteria set forth in Exhibit 4 (as it may be modified pursuant to Section 10.2), the Supplier shall, at its expense, correct the defects promptly. Commissioning and other testing (or so much of it as necessary) shall be recommenced immediately after such correction and Supplier's new Ready for Acceptance Statement in accordance with this Section .

10.3.2 Upon the successful completion of the Commissioning tests to the Supplier's satisfaction, both Parties shall execute a certificate certifying the test results (the "Certificate of Test Results") and stating that the System, Subsystem, Group of Assets or applicable Equipment and Software has been installed in accordance with the requirements of this Agreement (if the Supplier was to install such System or Equipment and Software, and that the applicable System, Subsystem, Group of Assets, Equipment and Software has passed all Commissioning tests and performs in accordance with the requirements of this Agreement. At such time, any items identified as remaining outstanding and which the Customer did not consider at that time as material enough to prevent Acceptance from occurring with respect to the applicable System, Subsystem, Group of Assets, Equipment or Software shall be identified ("deficiency list items") and the list attached to the applicable Acceptance Certificate. The Supplier shall, within 10 calendar days after its receipt of an executed Acceptance Certificate, complete and correct all deficiency list items at the Supplier's expense. Upon resolution of deficiency list items by the Supplier, the Supplier shall submit to the Customer a certificate verifying that no further deficiency list items remain unresolved, and the Customer shall execute such certificate and return it to the Supplier within 10 calendar days if it concurs. "Final Acceptance" of a Group of Assets shall not be considered to have occurred until all Systems, Subsystems, Equipment and Software included in the applicable Order have been Accepted and all deficiency list items for all items included in such Group of Assets have been corrected except for pre-agreed minor and/or non-service affecting deficiencies.

10.3.3 Should the Customer refuse to sign the Certificate of Test Results, the Customer (or its designee) may, at its own expense, retest the applicable System, Subsystem, Group of Assets, Equipment or Software for conformity with the Specifications, satisfaction of the Commissioning tests and the other requirements set forth in Exhibit4(as it may be modified pursuant to Section 10.2). If such tests, retests or inspections conducted by the Customer (or its designee) indicate that the System, Subsystem, Group of Assets, Equipment or Software does not comply with the Specifications, does not satisfy the Commissioning tests or otherwise does not fulfill all of the requirements set forth in Exhibit4, (as it may be modified pursuant to Section 10.2), the Customer shall deliver written notice of such noncompliance to the Supplier's offices at the address specified in Section 4.2 for Order Notices specifying in detail the tests, retests or inspections performed and the results obtained, and Acceptance thereof shall not occur. The Supplier shall at its own expense, promptly take whatever action is necessary to correct such deficiencies, including if necessary replacement of rejected purchases, and shall provide the Customer's central contact person Technique (see Section 4) with written notice of correction. This notice of correction shall be treated as Supplier's new Ready for Acceptance Statement. Thereafter, the acceptance procedure as described in Sections 10.1 10.2 and this 10.3 shall be repeated. Should the completion of the Commissioning test fail for a second time, the Parties shall use best efforts to agree on the further procedure with regard to acceptance.

10.3.4    If the Customer either (i) has not provided written notice pursuant to
          Section 10.3.3 that it intends to test, retest or inspect the applicable System, Subsystem, Group of Assets, Equipment or Software with respect to a Certificate of Test Results or has not otherwise provided written notice to the Supplier's offices at the address specified in Section 4.2 for Order Notices that any such System, Subsystem, Group of Assets, Equipment or Software is not acceptable or
          (ii) has determined that the Systems, Subsystems, Group of Assets, Equipment and Software, as applicable, are acceptable, then the Customer shall promptly sign the applicable Acceptance Certificate and deliver it to the Supplier evidencing that Acceptance has occurred with respect to all Systems, Subsystems, Groups of Assets, Equipment and Software that are the subject of such Acceptance Certificate.

10.3.5 The above rules shall also apply to partial acceptances which have to be agreed or by the Parties in writing, provided that the partial acceptances concern equipment which is ready for operation with the Customer immediately after partial acceptance. Partial acceptances have to be agreed separately by the Parties. The Supplier shall not be responsible for the absence for any ready for operation state to the extent the Customer is responsible therefor.

10.3.6 Should the joint conduct of the Commissioning test, for reasons for which the Customer is responsible, not be held within 10 Working Days after Ready For Acceptance Statement, acceptance is deemed to have occurred upon expiration of the period. Customer shall be obligated to make payment pursuant to Section 7 especially Section 7.3 and the warranty period as set forth in Section 11.1 shall start, provided that the System, Subsystem, Group of Assets, Equipment and Software was acceptable (in the meaning of Section 10.1). The Customer shall bear the burden of proof that the System, Subsystem, Group of Assets, Equipment and Software was not acceptable (in the meaning of Section 10.1).

10.4 Specifications. The Supplier acknowledges that any System ordered by the Customer will perform in accordance with the Specifications.

10.5     Liquidated Damages.

10.5.1   If the Supplier does not comply with the Delivery Times as set forth in
         Section 6.1 for reasons for which he is responsible, the Customer may, after expiration of a further period of 8 calendar days, counting from the receipt of a reminder by the Supplier, request payment of the following contractual penalty:

         The contractual penalty amounts to 0.5% per completed week, at a maximum, however, to 5% of the value of the delayed delivery of the individual agreement.

         Any additional claims remain unaffected within the frame set by Section
         11. A possible contractual penalty will be set-off against any additional claim.

         After expiration of a period of 3 weeks counting from the receipt of a written reminder of the Customer by the Supplier, the Customer is entitled to rescind the respective individual Agreement, provided he notified the Supplier in the reminder about the possibility that the right to rescind could be exercised after expiration of the 3 week period without any delivery having been made.

10.5.2 The sum determined as set out in Section 10.5.1 shall be in full and final satisfaction of the Supplier's liability for delay for such period.

10.6 Deliveries and services without installation, putting into operation shall be subject to the provisions of Section 377 et. seq. of the German Commercial Code.

11.      WARRANTIES

         Siemens is liable for defects including the absence of guaranteed qualities as follows:

11.1 Any parts or services have to be repaired, replaced or re-performed, irrespective of the operating time without any additional charge which are impaired in their usefulness due to any event prior to acceptance unless the defect is insignificant, within 12 months, counting from the day of the acceptance.

11.2 Warranty claims shall be subject to a statute of limitation of 12 months, counting from the written notification of the defect to Siemens.

11.3 Siemens has to be given sufficient time and opportunity to remedy defects. If this is rejected, Siemens shall be released from any warranty obligation.

         As long as a Service Agreement pursuant to Exhibit 7 is in force, Siemens will perform defect remediation measures within the periods determined in the Service Agreement (Exhibit 7).

11.4 Warranty obligations shall not extend to usual wear and tear or to damages which occur after the acceptance due to fault-full or negligent treatment, to excessive use, to unsuitable operating means, to defective construction works, to unsuitable construction ground or to other particular environmental influences which have not been agreed in the respective individual contract, nor to not reproducible software errors. Should CompleTel or any third party undertake improper changes or maintenance works to or of the Equipment and Software, Siemens' warranty shall not extend thereto and to the consequences of such acts.

11.5 The warranty period for any remediation works, replacements or re-performances shall be 12 months, counting from the remediation, replacement or re-performance.

11.6 Program errors shall only be a deviation of the program from the program description (functions and performance description as described in the EWSD Technical Specifications, in particular the feature list in the respective agreed version). This does not constitute a guarantee of any qualities. As long as Siemens is under an obligation to remedy program errors, Siemens will fulfill such obligation through the provision of a new program version. Until a new program version is submitted, Siemens has to make an intermediary solution available for the circumvention of errors if a priority 1 error pursuant to the Service Agreement EWSD/SDH/Access according to fault report processing is given. Siemens shall receive from CompleTel all Documentation and information required for the remediation of program errors to the extent available with CompleTel. Any further claims of CompleTel are excluded.

11.7 Should Siemens not succeed to remedy a defect by reinstalling the agreed technical and operational functionality within the following periods, differentiating according to the following priorities:

         Defect remediation:
         Priorities:
         Prio 1:  Critical defect    a severe soft or hardware problem causing
                                     significant operational reductions

         Prio 2:  Uncritical defect  a soft or hardware problem causing operational restrictions, but, however, not affecting principal functions of the system

         Prio 3:  Impairment         a soft or hardware problem that causes
                                     small operational restrictions without,
                                     however, significantly affecting system's functionality

         Provision of a software correction:
         Prio 1 = 4 weeks, final deadline 2 weeks

         Prio 2 = 2 months, final deadline 3 weeks

         Prio 3 = 3 months, final deadline 4 weeks

         Provision of a hardware correction:
         Prio 1 = 1 month, final deadline 2 weeks
         Prio 2 = 3 months, final deadline 3 weeks
         Prio 3 = 4 months, final deadline 4 weeks

         the Customer may request a reduction of the price or rescission of the contract, provided, he has granted the supplier the above mentioned additional period and no remediation occurred during the final period. Damage claims shall never incur as a consequence of warranty

11.8 Further warranty claims of CompleTel against Siemens and any third party employed by Siemens for the performance of his obligations towards CompleTel shall be excluded.

12.      PROGRAMS (SOFTWARE):  EXPLOITATION RIGHT, PRICES, REMEDIATION OF FAULTS

12.1 CompleTel shall have the non-exclusive right to use the programs supplied to him for the Equipment identified in the System Sheets, respectively the objects replacing such Equipment as a consequence of warranty claims or of the fulfillment of the Service Agreement pursuant to Exhibit 7 within the performance criteria agreed. CompleTel will perpetually ensure within the frame set by Section 12 that the programs and program Documentation, including any copies thereof will not be made available without the prior written consent of Siemens to third parties also as revisions, extensions or modified versions made by Siemens. CompleTel will, only with the prior written consent of Siemens, copy programs, program Documentation or change programs. He shall not re-develop or translate programs and shall not separate any program parts. CompleTel shall not delete any alphanumerical identifications, trademarks or copyright notes. In the event of any authorized copying, they will be copied unchanged and any copy will be identified with a consecutive number including also the serial numbers of the program. Furthermore, CompleTel shall keep records of all copies, which Siemens may inspect upon request. Provisions of Section 69a et. sec. German Copyright Act remain unaffected. In the cases determined in figure 11.1.2, CompleTel is entitled to make the program and program Documentation available to the third party employed for the defect remediation to the extent required for the remediation, provided the third party is subject to obligations as determined in Section 6.1. Siemens shall not be under an obligation to release the source code.

12.2 The above rules shall not restrict CompleTel in his possibilities to dispose of the Equipment, including the software, provided the acquiring party assumes the obligations determined in Section 10 vis-a-vis Siemens.

13.      LIABILITY OF SIEMENS

13.1 Siemens is not liable for a delay or non-performance of his obligation pursuant to this Agreement if such delay or non-performance is caused by force majeure. Force majeure shall, in particular comprise of war, riots, natural catastrophes, fire, flood, strike or blocking out of workers. Siemens shall inform CompleTel about any case of force majeure without delay. The Parties will jointly agree on a new date for the performance.

13.2 Siemens is liable for damages to persons for which Siemens is responsible without any limit and shall in addition thereto, be liable for any damage to objects for which Siemens is responsible up to the amount of the respective order volume, at a maximum, however of up to an amount of DM 2 million per damaging event. In the event of damage to data carriers, the compensation obligation shall not include the effort for the re-installation of lost data and information.

13.3 The above rules shall apply analogously for services and operations to be performed by Siemens.

13.4 The entire liability of Siemens under this Agreement is limited to 50% of the aggregate order volume.

13.5 Siemens shall, under no circumstances, be liable for lost profits, as well as the lost of interest respectively information and data.

13.6 Further damage claims, irrespective of their legal source, are excluded.

13.7     CompleTel shall always have to give proof for the damage.

14. LIABILITY OF SIEMENS BECAUSE OF A VIOLATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

14.1 If any third party should assert claims for the violation of intellectual property rights or copyrights (hereinafter Intellectual Property Rights) by the product supplied by Siemens vis-a-vis CompleTel and is the use of the products impaired or prohibited hereby, Siemens will modify or replace the products at his own costs in a way that they do not violate the Intellectual Property Rights, but nonetheless comply with the agreed specifications with an insignificant deviation having to be accepted by CompleTel. Alternatively hereto, Siemens may according to his choice and at his costs, provide CompleTel with the right to use the product either through the conclusion of a License Agreement with a third party or by seeing to the conclusion of a License Agreement between the third party and CompleTel provided Siemens holds CompleTel harmless from the obligation to pay any royalties for the use of their products vis-a-vis the third party. CompleTel has to enable the conclusion of the License Agreement with a third party. If Siemens is not in a position to achieve the above on adequate condition, he has to take the product back against payment of the paid compensation.

14.2 A condition for liability of Siemens pursuant to Section 14.1 is that CompleTel notifies Siemens about claims of third parties for a violation of Intellectual Property Rights without delay in writing, does not acknowledge the asserted violation and that CompleTel conducts any dispute including any out of court settlement only in co-ordination with Siemens. Should CompleTel cease the use of the product for reasons of damaged mitigation or other important reasons, he is obligated to notify the third party that the ceasing of the use does not include the acknowledgment of a violation of the Intellectual Property Right.

14.3 To the extent CompleTel is responsible for the Intellectual Property Right violation, any claims against Siemens according to Section 14.1 are excluded. The same applies to the extent the Intellectual Property Right violation is based on special requirements of CompleTel deviating from the standard offer of Siemens is caused by an application not foreseeable by Siemens or caused by modifications made by CompleTel to the products or by the products being operated together with products not delivered by Siemens.

15.      Y2K WARRANTY AND LIABILITY

15.1     Definition of Y2K Safety

         "Year 2000 safety" means that neither the performance nor the functionality of objects of the individual Agreement is negatively influence by dates referring to a time before, during or after the year 2000 (hereinafter "actual date"). This means in particular:

         Rule 1: No actual date will cause any interruption of operation. Rule 2: Any functionality based on a date must remain unaffected with regard to date which refer to a time before, during or after the year 2000.
         Rule 3: All interfaces, as well as date memories must specify the century either expressly or on the basis of unambiguous algorithms or interpretation rules.
         Rule 4: The year 2000 must be identified as a leap year and the year 2001 as not being a leap year.

15.2     Warranty

15.2.1 Siemens warrants the Y2K safety of the products supplied under this Agreement within the frame of the subsequent provisions.

15.2.2 Should supplied products be defective, Siemens will at his cost and his choice, remedy the defect through a correction of the error, replacement of the product or supply of an amended version. The above obligations are subject to the condition that CompleTel reports the defect immediately, that the defect is reproducible and concerns the most recent version of the supplied product.

15.2.3 Warranty claims shall only be given if the products are used according to their proper purpose, in particular in the event of a correct operation and entering of product appropriate data, unless CompleTel proves that the defect would have also occurred in the event of an adequate use. Furthermore, Siemens shall not be subject to warranty obligations for products modified by CompleTel unless CompleTel proves that there is no causal link between the modification and the defect.

         Siemens does not warrant the seamless operation of the product supplied under this Agreement with other products not supplied by Siemens under this Framework Agreement.

         Should the remediation of the defect reveal or should it later be revealed that the defect was caused by a use of the Equipment not in line with its proper use or be due to a modification of the products or the influence of products not subject to this Agreement. CompleTel shall bear the cost incurred to Siemens in course of the defect remediation.

15.3     Limitation of Liability

15.3.1 Siemens is liable without any limitation for damages to persons based on a violation of the Y2K warranty.

15.3.2 Any further warranty due to a violation of the Y2K warranty, is expressly excluded unless a mandatory liability is provided for in statutory provisions.

15.4     Scope of Application, Term of the Warranty

15.4.1 These provisions on the warranty and liability in conjunction with the lack of Y2K safety of the products supplied under this Agreement shall be final and shall take precedence over any deviating contractual provisions.

15.4.2 The warranty of the Y2K safety pursuant to these provisions shall expire on April 30, 2001.

16.      SECRECY

         The Parties will treat all information on business issues and Documentation of the other party, which become known to them in conjunction with this Agreement, confidential and will take the necessary steps to comply with this secrecy obligation.

         CompleTel and Siemens are in agreement that the information which they obtained from the respective other party shall not be used for any purpose other than the purposes of this Purchase Agreement.

         The obligations which the Parties have assumed pursuant to this Section 16 shall survive in fulfillment of this Agreement.

17.      FORCE MAJEURE

17.1 General. If the performance of any duty or obligation under this Agreement or an Order, other than the obligations to indemnify or the obligations under a warranty, is interfered with by reason of an event of force majeure (as hereinafter defined), the party that is unable to perform as a result of such event shall give prompt Notice of such event with reasonably full particulars concerning such event. Thereupon, the obligations of the party that is unable to perform, so far as they are affected by such event, shall be suspended during, but no longer than, the continuance of such event, provided such party uses its reasonable efforts to remove the force majeure event as quickly as practicable (and the other party shall likewise be excused from the performance of its obligations to the extent such party's obligations relate to the performance so interfered with). Both parties shall proceed to perform their respective obligations with dispatch whenever such causes are removed or cease to exist. The term "force majeure" shall mean an act of God, act of the public enemy, war, blockade, public riot, explosion, lightening, fire, storm, flood or other act of nature. Neither financial difficulty nor the failure of hardware, software and systems to be year 2000 compliant, shall be considered an event of force majeure.

17.2 Accepted. Systems that have been Accepted in accordance with this Agreement shall not be subject to the provisions of this Section 19.

17.3 Termination. In the event either party shall be prevented by force majeure from material performance of its obligations hereunder for a continuous period of more than 30 days the other party shall have the right to terminate this Agreement or any Order by Notice. With respect to any Subsystem (whether or not the Subsystem has been Accepted) that is part of a System that has not been Accepted, (A) the Equipment and Software components that are useable in the reasonable opinion of the Customer following the Termination shall be retained by the Customer and the Customer shall pay for them at the Order Price therefor; and
         (B) the Equipment and Software components of such Subsystem that are not useable in the reasonable opinion of the Customer following the Termination shall be decommissioned, de-installed and/or extracted, as the case may be. The parties hereto shall divide the costs so incurred to decommission, de-install and/or extract equally between the parties.

18.      MISCELLANEOUS

18.1 Should provisions of this Purchase Agreement be or become invalid, this shall not have any effect on the validity of the remaining provisions. The invalid provisions shall, in this case, be replaced by such other valid provisions which come as close as possible to the economic purpose of the invalid provision.

18.2 In case of deviation between this Agreement and its Exhibits, the provisions of this Agreement are prevailing.

18.3 Each Party may terminate this Agreement in writing with a notice period of 6 weeks.

18.4 The export of the Equipment, Software and Documentation may - e.g. due to their kind or their purpose - be subject to an approval (see also notices in the delivery documents and invoices).

18.5 The Agreement shall be subject to the laws of the Federal Republic of Germany.

18.6 All disputes arising in conjunction with this Agreement or its validity shall be decided according to the arbitration of the German Institute for Arbitration (DIS) in Bonn by 3 Arbitrators excluding access to ordinary courts. The Arbitration Court shall be competent to determine the validity of this Arbitration Agreement. The seat of the Arbitration Court shall be Munich.

Munich, 04.08.99

/s/ William  H. Pearson  /s/ Joerg Rieder
--------------------------------------------
CompleTel

 /s/ Dirk Averisch   /s/  Gunther Brauning
 -----------------------------------------
 Siemens